Weyco Group, Inc. Acquires The Combs Company

MILWAUKEE, March 2, 2011 /PRNewswire/ -- Weyco Group, Inc. (Nasdaq: WEYS) (the "Company") announced today that it has acquired 100% of the outstanding shares of The Combs Company ("Bogs"), the owner of the BOGS and Rafters footwear brands.

The purchase price was $29.4 million in cash at closing, plus assumed debt of approximately $3.5 million and contingent payments after two and five years, which are dependent on Bogs achieving certain performance measures.  The transaction was funded with available cash and borrowings under the Company's revolving line of credit.

Bogs' sales for its most recent fiscal year were approximately $27 million.  The Company expects the acquisition to be accretive to earnings in 2011, excluding the impact of certain purchase accounting adjustments as well as transaction and integration costs.

Bill Combs, the Founder and CEO of Bogs, will remain with BOGS as President - BOGS/ Rafters.  Sue Combs will become the Manager of Design and Development – BOGS/Rafters.  Dustin and Riley Combs will each stay on as Vice Presidents of Sales - BOGS/Rafters.

"We are excited to announce the addition of BOGS and Rafters to Weyco Group's portfolio of brands," stated Tom Florsheim, Jr., Chairman and CEO of the Company.  "These brands fit well into our strategy to diversify our product mix and enhance our share of the casual footwear market.  Bill Combs brings a lifetime of experience to our Company, and, along with him and his family, we look to develop and grow this business to its fullest potential."

"From our initial meeting, it was clear that Weyco and I shared the mutual goal of growing Bogs to its fullest potential," said Bill Combs, Founder and CEO of Bogs.  "Bogs is a company built on a foundation of quality products and customer service that exceed our partner dealers', vendors', and consumers' expectations.  With Weyco providing a modern distribution center, superior systems, administrative functions and capital, we can continue our rapid growth and take our customer service to an even higher level.  Bogs is a family business.  We are honored to join another family business with such a tremendous history in the shoe industry."

The Company was represented in this transaction by Cleary Gull Inc. as financial advisor.

Bogs was represented in this transaction by Partnership Capital Growth, LLC.

The Company will discuss the Bogs acquisition in a conference call scheduled for March 4, 2011 at 11:00 a.m. Eastern Time.  Details for participating in the call will be provided in the Company's fourth quarter and full year 2010 earnings release on March 3, 2011, and on the Company's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets moderately priced and better-grade men's branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Stacy Adams and Umi.  The Company's products are sold to shoe specialty stores, department stores and clothing retailers.  Weyco Group, Inc. operates wholesale and retail businesses in the United States, Canada, Europe, Australia, South Africa and the Far East.  For more information, see the Company's website at www.weycogroup.com.

About The Combs Company:

The Combs Company designs and markets boots, shoes, and sandals for men, women and children, under the BOGS and Rafters brand names. Their products offer the consumer comfortable, fashionable, durable and 100% waterproof footwear, which can be worn for work or leisure.  Bogs' products are sold in catalogs and retail outlets across the agricultural, industrial, outdoor specialty, outdoor sport, lifestyle and fashion markets.  More information about the Bogs brand is available at www.bogsfootwear.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group, Inc. to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including changes in foreign exchange rates and those detailed from time to time in Weyco Group's filings made with the SEC.   Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:  John Florsheim, President and Chief Operating Officer of Weyco Group, Inc., +1-414-908-1889